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                                                                    EXHIBIT 23.6

                                     CONSENT
                                       OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION



Board of Directors
Rare Medium Group, Inc.
565 Fifth Avenue, 29th Floor
New York, NY 10017



Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated May 14, 2001, to the Board of Directors of Rare Medium Group, Inc. ( "Rare Medium") as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement on Form S-4 of Motient Corporation (the "Registration Statement") relating to the proposed transaction involving Rare Medium and Motient Corporation and (ii) references made to our firm and such opinion in the Joint Proxy Statement/Prospectus included in this Registration Statement under the captions entitled "SUMMARY-Opinions of Financial Advisors", "THE MERGER-Background of the Merger", "THE MERGER-Determination of the Special Committee of the Board of Directors of Rare Medium and Recommendation of the Rare Medium Board of Directors; Reasons for the Merger" and "THE MERGER-Opinion of the Rare Medium Financial Advisor". In giving this consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Credit Suisse First Boston Corporation

CREDIT SUISSE FIRST BOSTON CORPORATION

August 14, 2001